Exhibit 99.1

EMERGE INTERACTIVE, INC. FILES FOR BANKRUPTCY PROTECTION

•	Terminates Merger Agreement with PRIME BioSolutions, LLC

•	Enters non-binding letters of intent for sales of CattleLog™ and VerifEYE™ businesses

SEBASTIAN, Florida, February 14, 2007 – eMerge Interactive, Inc. (Nasdaq: EMRG) (“eMerge”) announced that today it filed for voluntary protection under Chapter 11 of the United States Bankruptcy Code in the federal bankruptcy court for the Southern District of Florida, West Palm Beach division. eMerge also announced that today it and PRIME BioSolutions, LLC (“PRIME”) mutually agreed to terminate the previously announced merger agreement between them because adequate financing on acceptable terms was not available.

eMerge also announced that today, in contemplation of the bankruptcy filing, it and The Biegert Family Irrevocable Trust, Dated June 11, 1998 (the “Biegert Trust”) signed a non-binding letter of intent (the “Biegert Letter of Intent”) for the sale of the assets relating primarily to eMerge’s CattleLog, or “Animal Information Solutions,” business to the Biegert Trust. The Biegert Trust is eMerge’s largest stockholder and beneficially owns approximately 18% of the outstanding shares of eMerge common stock. The Biegert Letter of Intent provides that the purchase price for the CattleLog business will be a sum necessary to satisfy in full any and all amounts outstanding (including outstanding principal, accrued interest and fees), as of the closing date of the sale transaction, under the $1.5 million principal amount loan from the Biegert Trust to eMerge.

eMerge also announced that today, in contemplation of the bankruptcy filing, it and Chad, Inc. (“Chad”) signed a non-binding letter of intent (the “Chad Letter of Intent” and together with the Biegert Letter of Intent the “Letters of Intent”) for the sale of the assets relating primarily to eMerge’s VerifEYE business to Chad. The Chad Letter of Intent provides that the purchase price for the VerifEYE business will be $250,000.

By executing the Letters of Intent, eMerge intends to work towards the preparation of definitive purchase agreements (the “Definitive Purchase Agreements”) with the Biegert Trust and Chad to consummate the respective proposed sales transactions. Consummation of the sales transactions will be subject to execution of Definitive Purchase Agreements, approval of the Bankruptcy Court and customary closing conditions.

The consummation of the transactions contemplated by the Biegert Letter of Intent will be subject to proposed bidding procedures and a potential auction of the CattleLog assets pursuant to Section 363 of the United States Bankruptcy Code. eMerge intends to file a motion with the Bankruptcy Court that will request that the Bankruptcy Court enter an order establishing bidding procedures for the sale of the CattleLog assets (the “Bidding Procedures Order”). In order to participate in the auction process, each potential bidder in the auction process must be qualified and submit a bid in the manner and by the date and time established by the Bankruptcy Court in the Bidding Procedures Order. eMerge intends to file the Bidding Procedures Order as an exhibit to a current report on Form 8-K when it becomes available.

Without being able to complete the proposed merger with PRIME, eMerge does not have the liquidity to continue pursuing its long-term business plan. eMerge entered into the Letters of Intent after exhaustive, but unsuccessful, efforts to pursue other strategic alternatives and secure commitments for additional funding to sustain its operations. eMerge’s board of directors, with advice from management and financial and legal advisors, determined that it is in the best interest of the company, its stockholders and its creditors to file for protection under the Bankruptcy Code and to seek an orderly liquidation of its assets via an auction process supervised by the Bankruptcy Court.

There can be no assurances that eMerge will be able to complete either of the transactions contemplated by the Letters of Intent or any other transactions involving the liquidation of the CattleLog and VerifEYE assets. eMerge expects that if the transactions contemplated in the Letters of Intent, or alternative transactions involving the liquidation of the CattleLog and VerifEYE assets, are completed and eMerge is liquidated, eMerge will return little or no value to its existing stockholders.

eMerge will continue to operate in the normal course of business during its Chapter 11 case and will continue payments of its employees’ wages and benefits and meeting its customer-related obligations.

Certain Information About eMerge

eMerge is a technology company focusing on the agricultural and meat processing industries. eMerge’s products include CattleLog, a USDA-approved Process Verified Program providing individual-animal data collection and reporting that enables livestock tracking, verification and branding; the VerifEYE Carcass Inspection System, a real-time, optical inspection system that scans beef carcasses in packing plants; and the Solo handheld inspection unit, a portable instrument, incorporating the VerifEYE imaging technology. For more information about eMerge, including the risks and uncertainties associated with its business, and to view its filings with the Securities and Exchange Commission, please visit www.emergeinteractive.com .

For additional information regarding this press release or if you have investor questions, please contact Susan D. Mermer, eMerge’s Chief Financial Officer, at (772) 581-9736.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements containing words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “will” and words of similar meaning. These statements involve various risks and uncertainties. A number of factors could cause actual results to differ materially from those described in these forward-looking statements, including funding current operations, the uncertainties of negotiating and completing the proposed sales transactions, obtaining Bankruptcy Court approval of the motions prosecuted by eMerge from time to time, the ability of eMerge to maintain normal terms with vendors, suppliers and service providers, eMerge’s ability to maintain contracts that are critical to its operations, the potential adverse impact of the Chapter 11 case on eMerge’s liquidity or results of operations, eMerge’s ability to retain key executives and managers and employees, eMerge’s ability to retain customers, general economic conditions and other factors discussed in this release and as set forth from time to time in eMerge’s other public filings and public statements. Readers of this release are cautioned to consider these risks and uncertainties and not to place undue reliance on these forward-looking statements.